EXHIBIT 99.1

Certain Supplemental Financial Information

Introduction

Our historical financial statements do not reflect amounts attributable to any acquired entity for dates prior to such entity’s acquisition. We completed our acquisitions of Silversheet Inc. on January 30, 2019 and Advanced Medical Personnel Services, Inc. on June 14, 2019 (the “acquired entities”). Accordingly, our historical consolidated financial data for the twelve months ended June 30, 2019 do not reflect amounts attributable to the acquired entities. As part of our preliminary offering memorandum that is being disseminated in connection with the Notes Offering, we are providing Further Adjusted EBITDA for the twelve months ended June 30, 2019 to give effect to the impact of our acquisitions of such acquired entities.

For the Twelve Months Ended June 30, 2019
(dollars in thousands)
Further Adjusted EBITDA	$283,283

The following table shows the reconciliation of our Further Adjusted EBITDA to net income:

For the Twelve Months Ended June 30, 2019
(dollars in thousands)
Net Income	$126,522
Income tax expense	40,328
Interest expense, net & other	16,170
Depreciation and amortization	47,173
EBITDA(a)	230,193
Acquisition and integration costs	10,617
Share-based compensation	13,558
Legal settlement accrual increases	12,140

Adjusted EBITDA(a)	266,508
EBITDA attributable to 2019 acquisitions(b)	16,775

Further Adjusted EBITDA(a)	$283,283

(a)

EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense and depreciation and amortization costs. Adjusted EBITDA represents EBITDA plus acquisition and integration costs, share-based compensation and legal settlement accrual increases. Further Adjusted EBITDA represents Adjusted EBITDA plus EBITDA attributable to acquisitions consummated during the twelve months ended June 30, 2019 for the portion of such period prior to the consummation of such acquisitions. Management believes that EBITDA, Adjusted EBITDA and Further Adjusted EBITDA provide an effective measure of the Company’s results, as they exclude certain items that management believes are not indicative of the Company’s operating performance. In addition, Further Adjusted EBITDA is a measure used in credit facilities. EBITDA, Adjusted EBITDA and Further Adjusted EBITDA are not intended to represent cash flows for the period, nor have they been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from EBITDA, Adjusted EBITDA and Further Adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes EBITDA, Adjusted EBITDA and Further Adjusted EBITDA as operating performance measures in conjunction with GAAP measures such as net income.

(b)

Under the terms of our term loan facility and revolving facility, we include EBITDA from our acquisitions, net of dispositions, in each fiscal year for the period prior to the applicable acquisition. We believe this provides our lenders with a more meaningful view of our EBITDA across all periods by making the information more comparable. For the twelve months ended June 30, 2019, we are including EBITDA attributable to our acquisitions of Silversheet Inc. and Advanced Medical Personnel Services, Inc. prior to our acquisitions thereof on January 30, 2019 and June 14, 2019, respectively. This amount is based on good faith estimates of management derived entirely from financial information provided by the management of the respective companies acquired in the relevant acquisition prior to our ownership and control of such companies. Accordingly, although we believe such information to be accurate, such information cannot be independently verified by our management, nor has such information been independently reviewed or audited by our auditors. We cannot assure you that the financial statements of companies we have acquired or will acquire would not be materially different if such statements were reviewed or audited by our auditors.